SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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iPrint Technologies, Inc.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iPrint Technologies, inc.
3073 Corvin Drive
Santa Clara, California 95051

April [    ], 2002

Dear Stockholder:

This year’s annual meeting of stockholders will be held on May 29, 2002, at 10:00 a.m. local time, at the Company’s headquarters at 3073 Corvin Drive, Santa Clara, California 95051. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of the Company’s Annual Report to Stockholders is also enclosed for your information. The Board of Directors and Management look forward to seeing you at the annual meeting.

Ve	ry truly yours,

Mo	nte D. Wood
President and Chief Executive Officer

iPrint Technologies, inc.
3073 Corvin Drive
Santa Clara, California 95051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2002

TO THE STOCKHOLDERS:

Please take notice that the annual meeting of the stockholders of iPrint Technologies, inc., a Delaware corporation (the “Company”), will be held on May 29, 2002, at 10:00 a.m. local time at the Company’s headquarters at 3073 Corvin Drive, Santa Clara, California 95051 for the following purposes:

1.    To elect one Class II director to hold office for a three-year term and until his respective successor is elected and qualified.

2.    To approve each of nineteen separate alternative amendments to the Company’s certificate of incorporation to effect a reverse split of its outstanding Common Stock, by a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19 or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments containing the final reverse split ratio to be determined by the Company’s board of directors, which shall have the right to abandon any or all of such amendments.

3.    To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 12, 2002, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s principal offices.

By	order of the Board of Directors,

Wi	lliam P. Kaplan
Secretary

April [    ], 2002,
Santa Clara, California

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

    i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of iPrint Technologies, inc., a Delaware corporation (“iPrint” or the “Company”), for use at its annual meeting of stockholders to be held on May 29, 2002, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April [    ], 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

On April 12, 2002, the Company had outstanding 54,750,021 shares of its Common Stock, par value $.001 per share (“Common Stock”), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company’s Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL ONE

ELECTION OF DIRECTOR

The Company has a classified Board of Directors, which as of April 3, 2002, consisted of two Class I directors, one Class II director, and two Class III directors who will serve until the annual meetings of stockholders to be held in 2004, 2002 and 2003, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class II director will expire on the date of the upcoming annual meeting. Accordingly, one person is to be elected to serve as a Class II director of the Board of Directors at the meeting. Management’s nominee for election by the stockholders to the position is the current Class II member of the Board of Directors, Edward C. Driscoll, Jr. If elected, the nominee will serve as director until the Company’s Annual Meeting of Stockholders in 2005 and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the Company may designate.

If a quorum is present and voting, the nominee for Class II director receiving the highest number of votes will be elected as a Class II director. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE NAMED ABOVE.

Directors.    The following table sets forth for the directors of iPrint as of April 3, 2002, including the Class II nominee to be elected at this meeting, information concerning their age and background. Peter Dalton, a former Class II director of iPrint, resigned from the Board of Directors on April 2, 2002.

Name	Position with the Company	Age	Director Since
Class I directors whose terms expire at the 2004 Annual Meeting of Stockholders:

Royal P. Farros	Chairman of the Board	43	1996

Monte D. Wood	President, Chief Executive Officer and Director	43	2001

Class II director nominated for election at the 2002 Annual Meeting of Stockholders:

Edward C. Driscoll, Jr.	Director	49	2001

Class III directors whose terms expire at the 2003 Annual Meeting of Stockholders:

J.A. Heidi Roizen	Director	44	1999

James P. McCormick	Director	43	2001

MONTE D. WOOD founded Wood Alliance, Inc. in 1985, and has served as iPrint’s president and chief executive officer since iPrint’s merger with Wood Alliance in October, 2001. Prior to forming Wood, Mr. Wood was a sales associate at The Gregory Gruenke Co., a sales premium agency. Prior to entering the industry, Mr. Wood worked in commercial lending for U.S. Bank of Oregon. Mr. Wood holds a B.A. in Business Administration from Southern Oregon State College.

ROYAL P. FARROS founded iPrint in February 1996 and has served as chairman of the board of directors since February 1996. From iPrint’s inception until October 2001, Mr. Farros served as iPrint’s president and chief executive officer. From June 1994 to February 1996, Mr. Farros served as executive vice president and general manager of the Electronic Direct division of Deluxe Corporation, a commercial printer. From June 1983 to June 1994, Mr. Farros served as executive vice president and from June 1986 to June 1994 as chairman of the board of directors of T/Maker Company, a consumer software company. Mr. Farros holds a B.S. and an M.S. in Industrial Engineering from Stanford University.

JAMES P. MCCORMICK has been a director of iPrint since March 2001. Mr. McCormick has served as the president and chief operating officer of Perfect Commerce, a maker of enterprise software, since January 2001. From October 1999 to January 2001, Mr. McCormick served as iPrint’s chief financial officer. From May 2000 to January 2001, Mr. McCormick served as iPrint’s chief operating officer and from November 1999 to January 2001, Mr. McCormick served as iPrint’s secretary. From June 1997 to October 1999, Mr. McCormick served in various executive positions with General Magic, Inc., most recently as the chief financial officer, senior vice president, finance and administration, and chief operating officer. From July 1994 to June 1997, Mr. McCormick was employed by UB Networks, where he served in various executive positions, most recently as vice president, finance and administration and chief financial officer. Mr. McCormick holds a B.B.A. from the University of Toledo and an M.B.A. in Finance from the University of Michigan.

J.A. HEIDI ROIZEN has been a director of iPrint since October 1999. Since April 1999, Ms. Roizen has been a managing director at Mobius Venture Capital (formerly Softbank Venture Capital). From February 1997 to July 1999, Ms. Roizen was self-employed as a strategic consultant to such technology companies as Intel, Microsoft and Compaq. From January 1996 to February 1997, Ms. Roizen served as vice president of worldwide developer relations for Apple Computer. From 1983 to 1996, Ms. Roizen served as chief executive officer of T/Maker Company. Ms. Roizen currently serves as director of Great Plains Software, Preview Systems, and several private companies. Ms. Roizen holds a B.A. in English and an M.B.A. from Stanford University.

EDWARD C. DRISCOLL, JR. has been a director of iPrint since October 2001. Dr. Driscoll has served as chief executive officer and chairman of Be Here Corporation since 1996. From 1993 to 1995, Dr. Driscoll served as president and chief executive officer of Focus Surgery, Inc. From 1990 to 1993, Dr. Driscoll served as chief technology officer for Diasonics, Inc. Dr. Driscoll holds a Ph.D. from Stanford University, an M.A. and M.L.A. from Harvard University, and an A.B. from the University of Pennsylvania.

Meetings of the Board of Directors.    The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. During the fiscal year ended 2001, the Board of Directors of the Company held nine (9) meetings, the Audit Committee of the Board held four (4) meetings and the Compensation Committee of the Board held four (4) meetings. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

J.A. Heidi Roizen, James McCormick and Edward C. Driscoll, Jr. have served on the Audit Committee since November 2, 2001. From May 31, 2001, to October 31, 2001, Ms. Roizen, Deepak Kamra and Mark Dubovoy served on the Audit Committee. From January 1, 2001, to May 31, 2001, Ms. Roizen and Mr. Kamra served on the Audit Committee. The functions of the Audit Committee include, among others: recommending to the Board the retention of independent public auditors, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the Company’s auditors. For additional information concerning the Audit Committee, see “Report of the Audit Committee” and “Principal Accounting Firm Fees.”

Edward C. Driscoll, Jr. and J.A. Heidi Roizen have served as members of the Compensation Committee since November 2, 2001. From January 1, 2001, to October 31, 2001, Ms. Roizen and Mark Dubovoy served on the Compensation Committee. The Compensation Committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers. For additional information about the Compensation Committee, see “Report of The Compensation Committee On Executive Compensation” below.

PROPOSAL TWO

APPROVAL OF REVERSE SPLIT OF iPRINT COMMON STOCK

Background

iPrint’s board of directors has adopted resolutions proposing to amend Article IV(A) of iPrint’s certificate of incorporation to effect a reverse stock split as set forth in the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, attached as Appendix A to this proxy statement in which the outstanding shares of common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” by a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19 or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments being the final amendment to be determined by iPrint’s board of directors, which shall have the right to abandon any or all of such amendments.The exact ratio will be determined by iPrint’s board based on prevailing market conditions at the time the reverse stock split is effected. iPrint Stockholders are being asked to approve nineteen separate alternative amendments to the certificate of incorporation corresponding to each of the possible reverse split ratios between two and twenty, with the board having the authority to give its final approval to only one of such amendments and to abandon the others, or, at its discretion, to abandon the reverse split entirely.

By approving the proposed amendment, iPrint stockholders will be authorizing the board to implement the reverse split at any time on or before December 31, 2002, or to abandon the reverse split at any time prior to implementation. If the amendment has not been filed with the Delaware Secretary of State by the close of business on foregoing date, the iPrint board will either resolicit iPrint stockholder approval or abandon the reverse split.

Purpose of the Reverse Stock Split

The purpose of the reverse stock split is to facilitate the continued listing of iPrint’s common stock on the Nasdaq National Market. The Nasdaq Stock Market, Inc. has notified the Company that Nasdaq may delist the Company’s common stock from the Nasdaq National Market if iPrint fails to meet the $1.00 per share bid price or the $5 million value of public float requirement for 10 consecutive trading days prior to May 15, 2002. iPrint currently does not comply with either the $1.00 per share minimum bid price or the $5 million minimum public float requirement. If iPrint does not meet both requirements by May 15, iPrint may appeal a determination that iPrint’s shares of common stock be delisted from the National Market, or iPrint may apply to transfer its securities to The Nasdaq SmallCap Market. For the SmallCap Market application, iPrint initially would not be required to meet the $1.00 minimum bid price requirement, and the public float requirement would be $1 million. If iPrint’s application is accepted, iPrint would then have until August 13, 2002 to comply with the $1.00 minimum bid price requirement. If iPrint were unable to meet such requirement but could demonstrate compliance with the core initial listing standards for the Nasdaq SmallCap Market (either net income of $750,000, stockholders’ equity of $5 million, or market capitalization of $50 million), then iPrint would then have an additional 180 days to regain compliance with the $1.00 bid price requirement.

A reverse stock split should have the effect of increasing the trading price of iPrint’s common stock, because it will result in a proportionate increase in iPrint’s reported earnings per share. The board of directors believes that the proposed reverse stock split is likely to result in the bid price of iPrint’s common stock increasing over the $1.00 minimum bid price requirement. However, the market price of iPrint’s common stock may not rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split. Moreover, iPrint’s share price may not remain above $1.00 even if it exceeds that price initially following the reverse split.

If the market price for iPrint’s common stock remains below $1.00 per share and iPrint is no longer listed on the Nasdaq National Market, iPrint’s common stock may be deemed to be “penny stock.” If iPrint’s common stock is considered “penny stock,” it would be subject to rules that impose additional sales practices on broker- dealers who sell its securities. For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser’s written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in “penny stock.” Because of these additional obligations, some brokers may not effect transactions in “penny stocks,” which could adversely affect the liquidity of iPrint’s common stock.

If the market price for iPrint’s common stock stays above $1.00, but iPrint’s public float does not stay above $5 million for a sustained period of time, iPrint may not qualify for continued listing on the Nasdaq National Market but may qualify for listing on the Nasdaq SmallCap Market. Listing on the Nasdaq SmallCap Market would enable iPrint to return to the Nasdaq National Market if, and when, it is brought back into compliance with the public float requirement. If iPrint could not qualify for listing on the Nasdaq SmallCap Market, then it would not be eligible for listing again on the Nasdaq National Market unless it complied with the initial listing requirements, which are significantly more stringent than the continued listing requirements.

E ffectiveness of the Reverse Stock Split

If this proposal is approved by iPrint’s stockholders, the reverse split will become effective at such time as iPrint files the amendment to its certificate of incorporation with the Delaware Secretary of State, which may take place at any time on or before December 31, 2002. Before iPrint files this amendment, the board of directors must approve the final ratio in which old common stock will be converted into new common stock. Even if the reverse stock split is approved by the stockholders, iPrint’s board of directors has discretion to decline to carry out the reverse split if it determines that the reverse split is not necessary to avoid the delisting of iPrint’s common stock or if it determines that the reverse split will not be beneficial for any other reason. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

Certificates

If any of the proposed reverse stock splits is effected, iPrint will not require holders of common stock to surrender their stock certificates. Instead, iPrint will give notice to its transfer agent of the reverse stock split, the final reverse split ratio and the effective date of the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation in order to accurately reflect the number of issued and outstanding shares of capital stock of iPrint.

Effects of the Reverse Stock Split

The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 54,750,021 shares to between approximately 27,375,010 shares and approximately 2,737,501 shares, depending on which ratio is adopted by iPrint’s board of directors. In addition, the reverse split will result in a proportionate decrease in the number of shares authorized for issuance under iPrint’s stock option and stock purchase plans and the number of shares of common stock issuable upon exercise of outstanding options, and a proportionate increase in the exercise prices of outstanding options.

The reduction in the number of outstanding shares is expected to increase the trading price of iPrint’s common stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split ratio. The trading price of iPrint’s common stock depends on many factors, including many which are beyond iPrint’s control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of iPrint’s common stock. On the other hand, to the extent that negative investor sentiment regarding iPrint’s common stock is not based on iPrint’s underlying business fundamentals, the reverse split might not overcome that sentiment enough to increase iPrint’s stock price to a level that consistently exceeds $1.00 per share.

The liquidity of iPrint’s common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

The shares of new common stock will be fully paid and non-assessable. The amendment will not change the terms of iPrint’s common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. No stockholder’s percentage ownership of common stock will be altered.

Because iPrint’s authorized common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the reverse stock split. These shares may be issued by iPrint’s board of directors in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

While the board of directors believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, iPrint’s board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. iPrint’s ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control iPrint. The reverse stock split is not being recommended by the board as part of an anti-takeover strategy.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

Following are the material U.S. federal income tax consequences to iPrint stockholders and iPrint of the reverse stock split, under existing U.S. federal income tax law:

•
iPrint stockholders will not recognize any gain or loss upon their receipt, as a result of the reverse stock split, of a reduced number of shares of iPrint common stock in exchange for their pre-stock split shares of iPrint common stock;

•
iPrint stockholders’ adjusted tax basis in their post-reverse stock split reduced number of shares of iPrint common stock will be the same as the adjusted tax basis of the iPrint common stock they hold before the reverse stock split;

•	the holding period of the post-reverse stock split shares of iPrint common stock will generally include the holding period of the exchanged pre-reverse stock split shares of iPrint common stock; and

•	iPrint will not recognize any gain or loss as a result of the reverse stock split.

Vote Required and Recommendation of iPrint’s Board

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

iPRINT’S BOARD OF DIRECTORS HAS APPROVED THE REVERSE SPLIT PROPOSAL, FOUND SUCH REVERSE SPLIT PROPOSAL TO BE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF iPRINT VOTE IN FAVOR OF THE iPRINT REVERSE SPLIT PROPOSAL.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors is closely monitoring developments concerning Arthur Andersen, LLP, our independent public auditors since fiscal year 1997. In view of the rapid pace of these ongoing developments, the Board of Directors has decided that it is in the best interests of the Company and its stockholders to defer the selection of the Company’s independent public accountants this year until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time to carefully consider alternative accounting firms. The selection of our independent public accountants is not expected to be decided until after the annual meeting. Accordingly, the Board of Directors will not request that the stockholders ratify the selection of the Company’s independent public auditors for the year ending December 31, 2002. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended 2001 by the Company’s principal accounting firm, Arthur Andersen, LLP.

Audit Fees	$140,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$673,735	(1)

(1)	Fees billed to the Company for all non-audit services rendered to the Company, including tax related services.

The Audit Committee has considered the role of Arthur Andersen, LLP in providing non-audit services to the Company and has concluded that such services are compatible with Arthur Andersen, LLP’s independence as auditors.

INFORMATION ABOUT THE COMPANY

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2002, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock Outstanding(3)
Information Technology Ventures(4)	4,814,732	8.8%
100 Hamilton Avenue, Suite 400
Palo Alto, California 94301

Canaan Equity, L.P.(5)	3,188,589	5.8%
2884 Sand Hill Road, Suite 115
Menlo Park, CA 94025

Mobius Venture Capital(6)	2,426,740	4.4%
200 W. Evelyn Avenue, Suite 200
Mountain View, California 94041

James Childers(7)	7,735,438	13.8%
Wood Alliance, Inc.
2360 Bering Drive
San Jose, California 95131

J.A. Heidi Roizen, Director(6)	2,426,740	4.4%
c/o Mobius Venture Capital
200 W. Evelyn Avenue, Suite 200
Mountain View, California 94041

Monte D. Wood(8)	17,769,879	31.0%

Royal P. Farros(9)	8,675,170	15.8%

David Seltzer(10)	425,000	*

James P. McCormick	94,211	*

Peter J. Dalton(11)	245,100	*

Edward C. Driscoll, Jr.	—	—

William P. Kaplan(12)	403,781	*

Gary S. Parkhurst(13)	239,043	*

Nickoletta T. Swank(14)	678,491	1.2%

Robyn Cerutti(15)	—	—

David Hodson(16)	612,218	1.1%

Directors and executive officers as a group (10 persons)(17)	30,954,465	52.5%

*	Less than 1%.
(1)
Except as otherwise indicated, iPrint believes that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Except as otherwise indicated, the address for each of iPrint’s officers and directors is c/o iPrint Technologies, inc., 3073 Corvin Drive, Santa Clara, California 95051.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Options granted under the iPrint 1997 Stock Option Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares at a price equal to the option exercise price upon termination of employment.

(3)
Calculated on the basis of 54,750,021 shares of common stock outstanding as of March 1, 2002 except that with respect to any beneficial owner of shares of common stock underlying options exercisable within 60 days of March 1, 2002, the shares underlying that beneficial owner’s options are deemed outstanding for purposes of calculating the percentage ownership of that person.

(4)
Includes 4,689,675 shares held by Information Technology Ventures, L.P.; and 125,057 shares held by ITV Affiliates Fund, L.P. The general partner of both Information Technology Ventures, L.P. and ITV Affiliates Fund, L.P. is ITV Management, LLC. In this capacity, ITV Management, LLC, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of ITV Management, LLC has or shares such voting or investment power.

(5)
The general partner of Canaan Equity, L.P. is Canaan Equity Partners, LLC. In this capacity, Canaan Equity Partners, LLC, through an executive committee, exercises sole voting and investment power with respect to all shares of record by the named investment partnerships; individually, no stockholder, director or officer of Canaan Equity Partners, LLC has or shares such voting or investment power.

(6)
Includes 2,277,857 shares held by Softbank Technology Ventures V, L.P.; 62,143 shares held by Softbank Technology Ventures Advisors Fund V, L.P.; 40,952 shares held by Softbank Technology Ventures Entrepreneurs Fund V, L.P.; 25,000 shares held jointly by J.A. Heidi Roizen and David G. Mohler, M.D.; and an exercisable option to purchase 20,788 shares of common stock granted to J.A. Heidi Roizen pursuant to the iPrint 2000 Outside Director Stock Option Plan. The general partner of Softbank Technology Ventures V, L.P., Softbank Technology Ventures Advisors Fund V, L.P. and Softbank Technology Ventures Entrepreneurs Fund V, L.P. is SBVC V, LLC. In this capacity, SBVC V, LLC, through an executive committee, exercises sole voting and investment power with respect to all shares of record by the named investment partnerships; individually, no stockholder, director or officer of SBVC, LLC has or shares such voting or investment power. Ms. Roizen and Dr. Mohler disclaim beneficial ownership for all shares except for their pecuniary interest therein and for the 25,000 shares which they own in their individual capacity.

(7)	Includes 6,617,438 shares of common stock and immediately exercisable options to purchase 1,118,000 shares of common stock.
(8)	Includes 15,189,879 shares of common stock and immediately exercisable options to purchase 2,580,000 shares of common stock
(9)
Includes 8,402,891 shares of common stock of which 2,500 shares are subject to a right of repurchase which lapses overtime; immediately exercisable options to purchase 139,802 shares of common stock of which 106,230 shares are fully vested and 33,572 shares are subject to a right of repurchase which lapses over time; 400 shares of common stock held in equal portions by Laurie K. Farros as custodian for four minors; and immediately exercisable option held by Laurie K. Farros to purchase 132,077 shares of common stock of which 74,910 are fully vested and 57,167 shares are subject to repurchase which lapses over time.

(10)	Includes immediately exercisable options to purchase 425,000 shares of commons stock of which 25,000 are fully vested and 400,000 shares are subject to repurchase which lapses over time.
(11)	Mr. Dalton resigned as a director of iPrint on April 2, 2002.
(12)
Includes 1,600 shares of common stock; immediately exercisable options to purchase 402,181 shares of Common Stock of which 185,953 shares are fully vested and 216,228 shares are subject to a right of repurchase which lapses over time.

(13)	Includes immediately exercisable options to purchase 239,043 shares of commons stock of which 139,043 are fully vested and 249,792 shares are subject to repurchase which lapses over time.
(14)
Includes 179,165 shares of common stock owned by Ms. Swank and David L. Swank; 234,000 shares of common stock that are subject to a right of repurchase which lapses over time, 20,000 shares of common stock held by Ms. Swank as trustee of the Nickoletta T. Farros Grantor Retained Annuity Trust dated September 24, 1999, 3,000 shares of common stock held by Ms. Swank as custodian for Katherine A. Swank, immediately exercisable option to purchase 237,326 shares of common stock, of which 152,374 are fully vested and 84,952 that are subject to a right of repurchase which lapses over time, 500 shares of common stock held by Katherine A. Swank and 5,000 shares of common stock held by David L. Swank.

(15)	At the time of Ms. Cerutti’s resignation, the company repurchased all stock she had acquired through the exercise of options, none of which were vested.
(16)
Includes 208,932 shares of common stock, immediately exercisable options to purchase 403,286 shares of common stock of which 268,437 are fully vested and 134,849 that are subject to a right of repurchase which lapses over time

(17)
Includes 4,176,217 shares subject to immediately exercisable options or options exercisable within 60 days of March 1, 2002, beneficially owned by executive officers and directors. 959,341 of these shares would not be vested within 60 days after March 1, 2002, and thus would be subject to repurchase by iPrint.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation of the Chief Executive Officer, the three other most highly compensated executive officers, and the Former Chief Executive Officer, Chief Financial Officer and the Chief Technology Officer during the fiscal years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long term compensation awards
Name and principal position	Year	Salary(1)	Bonus(2)	Shares Underlying Options	All other compensation
Monte D. Wood(3)	2001	$274,544	$—	—	$1,049
President and Chief	2000	$312,660	$—	2,580,000	$—
Executive Officer	1999	$213,089	$—	—	$—

William P. Kaplan	2001	$192,650	$—	203,681	$—
Vice President, General Counsel and	2000	$156,666	$15,000	98,500	$—
Secretary	1999	$—	$—		$—

Gary S. Parkhurst	2001	$214,042		$43,000	$—
Executive Vice President, Sales	2000	$206,545		$—	$—
	1999	$25,898		$245,835	$—

Nickoletta T. Swank	2001	$140,462	$—	81,576	$—
Executive Vice President, eCommerce	2000	$137,301	$—	—	$—
	1999	$105,885	$—	—	$—

Former Officers:
Royal P. Farros(4)	2001	$202,938	$—	92,102	$—
Former President and Chief	2000	$100,000	$—	47,700	$—
Executive Officer	1999	$100,000	$—	5,000	$—

Robyn Cerutti(5)	2001	$203,651	$21,667	304,000	$—
Former Chief Financial Officer	2000	$—	$—	—	$—
	1999	$—	$—	—	$—

David Hodson(6)	2001	$183,590	$—	285,786	$—
Former Chief Technology Officer	2000	$164,999	$—	32,500	$—
	1999	$129,999	$—	85,000	$—

(1)	Amounts shown include cash compensation earned by executive officers.
(2)	Bonuses are based on performance. See “Report of The Compensation Committee on Executive Compensation.”
(3)
Mr. Wood became President and Chief Executive Officer on October 31, 2001. Of the $275,593 salary paid to Mr. Wood in 2001, $230,217 was paid by Wood Alliance prior to the October 31, 2001 merger with iPrint, and $45,376 was paid by iPrint following the merger.

(4)	Mr. Farros served as the Company’s Chief Executive Officer in fiscal year 2001 until October 31, 2001.
(5)
Ms. Cerutti served as the Company’s Vice President of Finance and Accounting from January 2, 2001 until February 1, 2001 when she became the Company’s Acting Chief Financial Officer. On June 22, 2001, Ms. Cerutti became the Company’s Chief Financial Officer and served in such capacity until December 25, 2001.

(6)	Mr. Hodson served as the Company’s Chief Technology Officer until November 2001.

Stock Options Granted in Fiscal 2001

The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended December 31, 2001, to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realized Value at Assumed
	Number of Shares Underlying	% of Total Options Granted to Employees	Exercise Price		Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options Granted(2)	in Fiscal Year(3)	Per Share(4)	Expiration Date	5%	10%
Monte D. Wood(5)	—	—	$—	—	$—	$—
William P. Kaplan	203,681	4.78%	$0.5938	2/14/2011	$76,062	$192,756
Gary S. Parkhurst	43,000	1.00%	$0.4300	5/31/2011	$16,531	$37,275
Nickoletta T. Swank	81,576	1.91%	$0.6532	2/14/2011	$25,618	$72,355

Former Officers:
Royal P. Farros(5)	92,102	2.16%	$0.6532	2/14/2011	$28,923	$81,691
Robyn Cerutti	150,000	3.52%	$0.55	6/22/2011	$51,884	$131,484
	150,000	3.52%	$0.75	1/02/2011	$70,751	$179,296
	4,000	0.09%	$0.5938	2/14/2011	$1,494	$3,785
David Hodson	200,000	4.69%	$0.21	11/01/2011	$26,414	$66,937
	85,786	2.01%	$0.5938	2/14/2011	$32,036	$81,185

*	Less than 1%.

(1)
Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)
Stock options granted under the iPrint 1997 Stock Option Plan are generally immediately exercisable but vest over a four-year period from the date of grant. Those options generally vest at the rate of ¼ on the first anniversary of the date of grant and  1/48th per month thereafter, subject to the optionee’s continuous employment with the Company. Under the iPrint 1997 Stock Option Plan, the Board retains discretion to modify the terms, including the prices, of outstanding options. For additional information regarding options, see “Report of the Compensation Committee on Executive Compensation” below.

(3)	Based on a total of 4,489,809 options granted to all employees during fiscal 2001.

(4)	All options were granted at the market price on the date of grant.

(5)	In addition to the option grants described in the table above, Messrs. Wood and Farros were each granted an option to purchase 350,000 shares of iPrint’s common stock, which each declined to accept.

Option Exercises and Fiscal 2001 Year-End Values

The following table provides the information concerning exercises of options to purchase the Company’s Common Stock in the fiscal year ended December 31, 2001, and unexercised options held as of December 31, 2001 by the persons named in the Summary Compensation Table above. All of the options are immediately exercisable beginning on the date of grant, but the underlying shares are subject to repurchase by the Company at a price equal to the option exercise price, to the extent those shares remain unvested at the time the officer’s employment is terminated.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

Name	Shares acquired on exercise	Value realized	Number of Securities Underlying Unexercised options at 12/31/01		Value of unexercised in- the-money options at 12/31/01(1)
			Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Monte D. Wood	—	$—	2,580,000	0	$0	$0
William P. Kaplan	—	$—	162,453	139,728	$0	$0
Gary S. Parkhurst	—	$—	128,293	160,542	$0	$0
Nickoletta T. Swank	—	$—	64,785	72,541	$0	$0

Former Officers:
Royal P. Farros	—	$—	86,450	53,352	$0	$0
Robyn Cerutti	154,000	$—	0	0	$0	$0
David Hodson	99,000	$42,570	162,037	296,249	$7,648.94	$2,201.06

(1)	Based on a fair market value of $0.22, the closing price of the Company’s Common Stock on December 31, 2001, as reported by the Nasdaq National Market.

(2)
Stock options granted under the iPrint 1997 Stock Option Plan are generally immediately exercisable but vest over a four-year period from the date of grant. Those options generally vest at the rate of ¼ on the first anniversary of the date of grant and  1/48th per month thereafter, subject to the optionee’s continuous employment with the Company. Under the iPrint 1997 Stock Option Plan, the Board retains discretion to modify the terms, including the prices, of outstanding options.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

In June 2001, iPrint entered into an employment agreement with Monte D. Wood, iPrint’s President and Chief Executive Officer (the “Wood Agreement”). The Wood Agreement provides for the payment to Mr. Wood of a $250,000 minimum base annual salary and a bonus of up to 30% of his base annual salary, subject to achievement of certain financial and other goals established by the board. Pursuant to the Wood Agreement, Mr. Wood was granted an option under the 1997 Stock Option Plan to purchase 350,000 shares of our Common Stock, which he declined to accept. The Wood Agreement provides that Mr. Wood is employed at-will. If Mr. Wood resigns without good reason, he will not be entitled to any further compensation or benefits. The Wood Agreement defines “good reason” as any failure by iPrint to comply with the material terms of the agreement; any request by iPrint that Mr. Wood perform any act which is illegal; any material reduction in Mr. Wood’s responsibilities, duties or authority without the written consent of Mr. Wood; any reduction in Mr. Wood’s base salary except as part of any overall cost reduction measures implemented by iPrint’s board of directors; or the relocation of Mr. Wood by iPrint to a location more than 100 miles from Santa Clara, California. If Mr. Wood is terminated for cause, dies or is disabled, he will receive no further compensation nor remain eligible to receive any further benefits. If Mr. Wood is terminated without cause or resigns for good reason, and he signs an agreement releasing iPrint from employment-related claims, he will receive a severance package that will include salary continuation for one year, a pro rata payment of any earned portion of the annual bonus, contributions to COBRA payments for one year, and a one-year acceleration of the vesting of any options to purchase iPrint common stock held by Mr. Wood.

In June 2001, iPrint entered into an employment agreement with Royal P. Farros, iPrint’s chairman of the board who, until October 31, 2001 was president and chief executive officer of the Company (the “Farros Agreement”). The Farros Agreement provided for the payment to Mr. Farros of a $250,000 minimum base annual salary and a bonus of up to 30% of his base annual salary, subject to achievement of certain financial and other goals established by the board. Pursuant to the Farros Agreement, Mr. Farros was granted an option under the 1997 Stock Option Plan to purchase 350,000 shares of the Company’s Common Stock, which he declined to accept. The Farros Agreement also provided for a severance package which included salary continuation for one year, a pro rata payment of any earned portion of the annual bonus, contributions to COBRA payments for one year, and a one-year acceleration of the vesting of options to purchase iPrint common stock. This severance package has been modified by the Confidential Resignation Agreement and General Release of Claims entered into in January 2002 by the Company and Mr. Farros (the “Farros Resignation Agreement”) pursuant to which Mr. Farros resigned from the Company effective February 1, 2002. Pursuant to the Farros Resignation Agreement, Mr. Farros received a lump sum severance payment equal to 12 months base salary, less applicable taxes. The Farros Resignation Agreement provides for other additional payments, totaling approximately $253,000 to be made to Mr. Farros in the form of a credit against the loan owed by Mr. Farros to the Company including the following amounts: the repurchase of 278,000 shares of iPrint common stock owned by Mr. Farros at a price per share of $0.22; and the payment of the equivalent of three monthly payments the Company currently makes on the chief executive officer’s car. As of April 1, 2002, there remained $225,175 in outstanding principal and interest under the loan. The vesting of Mr. Farros’ unexercised stock options has been accelerated for a period of 12 months following his resignation date. Pursuant to the terms of the Farros Resignation Agreement, Mr. Farros will also receive contributions to COBRA for a period of 12 months.

In June 2001, iPrint entered into an employment agreement with David Hodson, who, at the time, was iPrint’s Chief Technology Officer (the “Hodson Agreement”). The Hodson Agreement provided for the payment to Mr. Hodson of a $200,000 minimum base annual salary and a bonus of up to 25% of his base annual salary, subject to achievement of certain financial and other goals established by the board. Pursuant to the Hodson Agreement, Mr. Hodson was granted an option under the 1997 Stock Option Plan to purchase 200,000 shares of the Company’s Common Stock. The Hodson Agreement provided for a severance package which included salary continuation for six months, a pro rata payment of any earned portion of the annual bonus, contributions to COBRA payments for six months, and a six-month acceleration of the vesting of options to purchase iPrint common stock. This severance package has been modified by the Confidential Resignation Agreement and General Release of Claims entered into in January 2002 by the Company and Mr. Hodson (the “Hodson Resignation Agreement”), pursuant to which Mr. Hodson resigned from the Company effective January 31, 2002. The Hodson Resignation Agreement provides for the following benefits to Mr. Hodson in connection with his resignation from the Company: a lump sum severance payment equal to six months’ pay, less applicable taxes, at Mr. Hodson’s salary at the time he entered into the agreement, which will be paid as reduction to Mr. Hodson’s outstanding loan of $160,000 with the Company; a lump sum payment of $50,000 in loan reduction; contributions to COBRA for six months; payment of a bonus calculated on the same percentage of annual salary as other executive bonuses for 2001, which bonus will be paid in the form of loan reduction; accelerated vesting of options for 12 months following the Resignation Date, and a post termination exercise period for certain stock options, extended from 30 days to 12 months following the Resignation Date. The Hodson Resignation Agreement provides that Mr. Hodson’s will pay his outstanding loan with the Company less all loan reduction identified above and less an additional $20,000. As of April 1, 2002, Mr. Hodson has repaid the $160,000 loan. The aggregate value of the severance package was approximately $166,000.

In January 2002, iPrint entered into an employment agreement with David Seltzer, iPrint’s Interim Chief Financial Officer (the “Seltzer Agreement”). The Seltzer Agreement provides for the payment to Mr. Seltzer of a $200,000 minimum base annual salary and a bonus of up to $40,000, subject to achievement of certain financial and other goals established by the board. Pursuant to the Seltzer Agreement, Mr. Seltzer was granted an option under the 1997 Stock Option Plan to purchase 425,000 shares of our Common Stock. The Seltzer Agreement provides that Mr. Seltzer is employed at-will. If Mr. Seltzer resigns for any reason, is terminated for cause, dies or is disabled, he will receive no further compensation nor remain eligible to receive any further benefits. If Mr. Seltzer is terminated without cause, and he signs an agreement releasing iPrint from employment-related claims, he will receive a severance package. For purposes of the Seltzer Agreement, a termination “for cause” occurs if Mr. Seltzer is terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by Mr. Seltzer which has a detrimental effect on the Company’s reputation or business; (iv) his failure or inability to perform any assigned duties; or (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under the Seltzer Agreement. The Seltzer Agreement provides for a severance package which includes a lump sum payment of up to 3 months base salary, contributions to COBRA payments for up to three months, and an acceleration of the vesting of options to purchase iPrint common stock equal to 8,333.33 shares (one month of vesting) multiplied by the actual number of full months Mr. Seltzer was employed by the Company, plus up to an additional 25,000 shares.

In January 2002, iPrint entered into a Confidential Resignation Agreement and General Release of Claims with Robyn Cerutti (the “Cerutti Resignation Agreement”), pursuant to which Ms. Cerutti agreed to resign from the Company as of December 25, 2001. The Cerutti Resignation Agreement provides for the following benefits to Ms. Cerutti in connection with her resignation from the Company: continued payment of Ms. Cerutti’s wages at her current rate of $16,875 per month, less applicable taxes, through March 31, 2002; reimbursement of COBRA premiums until March 31, 2002; and repurchase by the Company of 150,000 shares of Ms. Cerutti’s unvested Company stock in exchange for cancellation of the principal and interest of a note issued by Ms. Cerutti to the Company in the amount of $112,500, and reimbursement of the cash portion of the purchase price paid by Ms. Cerutti when she acquired the stock. The Cerutti Resignation Agreement also provides that Ms. Cerutti would be retained by the Company as a consultant from January 14, 2002 until February 15, 2002 in exchange for payment to Ms. Cerutti of $7,500.

Compensation of Directors

The Company’s non-employee directors received no cash compensation for attending meetings of the Board of Directors or any committee thereof. During fiscal year 2001, each of the Company’s non-employee directors received an initial option to purchase 30,000 shares of the Company’s Common Stock under the Company’s 2001 Outside Directors Stock Option Plan. Peter Dalton, who resigned from the Board on April 2, 2002, declined to accept such option. The Company’s directors who are also employees of the Company did not receive any compensation for their services as members of the Board of Directors.

Certain Relationships and Related Transactions

In November 1999, iPrint received from James P. McCormick, a director of iPrint, a promissory note in an aggregate principal amount of $655,400 in connection with the exercise of stock options. The note bears interest at 5.96% per annum and is due in November 2003. Upon termination of Mr. McCormick’s employment with iPrint, iPrint repurchased 199,374 of the unvested shares of common stock at the original purchase price of $2.26, reducing the principal of Mr. McCormick’s note to $204,815. As of March 1, 2002, there remained $269,065 in outstanding principal and accrued interest under the note.

In January 2001, iPrint received from Robyn R. Cerutti, iPrint’s former chief financial officer and vice president of finance and accounting, a promissory note in an aggregate principal amount of $112,500 in connection with the exercise of stock options. The note bore interest at 5.90% per annum and was due in January 2005. In December 2001, iPrint exercised its right to repurchase the shares at the original purchase price. As consideration for the shares, Ms. Cerutti’s outstanding loan balance was forgiven by iPrint. As of March 1, 2002, there were no longer any amounts outstanding under the loan.

In April 2001, iPrint received from Royal P. Farros, iPrint’s former chief executive officer and chairman of the board of directors, and Laurie K. Farros, iPrint’s vice president, human resources, a secured demand note in an aggregate principal amount of $721,423. The note bore interest at 8.56% per annum and was payable quarterly in the amount of $18,941.90, with a final balloon payment of all remaining principal and accrued interest due in April 2005. In connection with the severance agreement, the outstanding amount owed under the note was reduced by approximately $293,250. As of April 1, 2002 there remained $225,175 in outstanding principal and interest owed under the note.

In April 2001, iPrint received from David L. Hodson, iPrint’s former chief technology officer, and Christine M. Hodson a secured demand note in an aggregate principal amount of $160,000. The note bears interest at

8.56% per annum and is payable quarterly in the amount of $4,195.02, with a final balloon payment of all remaining principal and accrued interest due in April 2005. As of April 1, 2002, Mr. Hodson has repaid the $160,000 loan.

Monte D. Wood and James D. Childers have leased the property located at 3073 Corvin Drive, Santa Clara, California, to iPrint since October 31, 2002. The lease expires on December 31, 2013. The monthly rent is $26,000 and either party may cancel the lease on 24 months written notice.

In 1996, Wood Alliance entered into a month-to-month lease agreement with Monte and Tina Wood for the property located at 10203 Nile Drive, Cupertino, California, at the rate of $1,400 per month. iPrint has assumed the obligations under this lease in connection with its merger with Wood Alliance in October 2001.

Laurie K. Farros, iPrint’s vice president, human resources is the wife of Royal P. Farros, iPrint’s chairman of the board of directors, and the sister-in-law of Nickoletta T. Swank, iPrint’s executive vice president, eCommerce. Ms. Farros had a six-month contract as an independent contractor which became effective September 1, 1999 and stipulated monthly compensation of $8,667. During the period in which Ms. Farros served as a consultant, until the time she became an employee in January 2000, iPrint paid Ms. Farros an aggregate of $101,080 for professional services to the Company and reimbursed her $34,710 for expenses. Ms. Farros’ employment ended November 29, 2001. Since that time she has provided periodic consulting services to iPrint for which she has received $8,200.

Since September 1998, Peter Roizen has served as an independent contractor for iPrint as a computer software programmer. Mr. Roizen is the brother of Ms. J.A. Heidi Roizen, a member of iPrint’s board of directors and a managing director of Mobius Venture Capital, a general partner of Softbank Technology Ventures V, L.P., Softbank Technology Ventures Advisors Fund V, L.P. and Softbank Technology Ventures Entrepreneurs Fund V, L.P. Shares beneficially owned by Ms. Roizen through these funds and in her individual capacity equal approximately 4.4% of iPrint’s common stock. iPrint paid Mr. Roizen $68,262 during 2001.

All of the transactions described above were approved by disinterested directors of the board of directors. As a result, iPrint believes those transactions were made on terms no less favorable to iPrint than could have been obtained from unaffiliated third parties. iPrint intends that all future transactions and loans between iPrint and its officers, directors and principal stockholders and their affiliates, will be approved by a majority of the board of directors. In addition, iPrint intends that all of these future transactions will take place on terms no less favorable to it than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with, except that one statement of changes in beneficial ownership involving a transaction for Royal Farros for shares repurchased by the Company in connection with his severance agreement in December 2001 was not timely filed; and an initial statement of beneficial ownership was not filed by Gary Parkhurst when he became an executive officer of the Company in November 2001.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company’s Board of Directors. The members of the Compensation Committee during fiscal 2001 were Mark Dubovoy and J.A. Heidi Roizen until October 31, 2001. On November 2, 2001, Edward C. Driscoll, Jr. replaced Mark Dubovoy while J.A. Heidi Roizen retained her position as a member of the Compensation Committee. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers.

The goals of the Company’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align executive officer compensation with the Company’s performance and to motivate executive officers to achieve the Company’s business objectives. The Company uses salary, bonus compensation and option grants to attain these goals. The Compensation Committee considers comparative compensation at similar high technology companies in the Company’s geographic area. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” the Company has selected the JP Morgan H&Q Internet Index as its published industry index; however, the companies included in the Company’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the President and Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year and (iv) comparative compensation at similar high technology companies in the Company’s geographic area. The Company seeks to compensate the executive officers at the median range of compensation levels paid by similar sized high technology companies in the Company’s geographical area.

The Company strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the Option Plan. The size of an option grant to an executive officer has generally been determined with reference to similarly sized high technology companies in the Company’s geographical area, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations. To assist the Company in retaining and motivating key employees, option grants generally vest over a four-year period from the date of grant, and in certain instances, the Company has provided accelerated vesting. In fiscal 2001, the Compensation Committee approved stock option grants to certain of the executive officers consistent with these criteria. See “Option Grants in Last Fiscal Year.”

Monte D. Wood has served as our president and chief executive officer since October 31, 2001. The compensation committee approved the terms of Mr. Wood’s employment agreement, effective as of October 31, 2001, including his base salary of $250,000. On November 1, 2001, the compensation committee approved a reduction in the compensation of the Company’s executive officers, at which time Mr. Wood’s salary was reduced to $200,000. The compensation committee reviewed Mr. Wood’s performance with regard to performance objectives in determining his eligibility for bonus compensation. In 2001, the board of directors granted Mr. Wood options to purchase 350,000 shares of iPrint’s common stock, which Mr. Wood declined to accept.

Royal P. Farros served as our president and chief executive officer from February 1996 until October 31, 2001.The compensation committee initially set Mr. Farros’ 2001 compensation at a base salary of $200,000, effective as of January 1, 2001. In connection with the Company’s merger with Wood Alliance, the compensation committee approved the terms of Mr. Farros’ employment agreement, effective as of October 31, 2001, including his base salary of $250,000. On November 1, 2001, the compensation committee approved a reduction in the salaries of the Company’s executive officers, at which time Mr. Farros’ salary was reduced to $200,000. The compensation committee reviewed Mr. Farros’ performance with regard to quarterly performance objectives, weighted among specific personal and corporate objections, in determining his eligibility for bonus compensation. In 2001, the board of directors granted Mr. Farros options to purchase 442,102 shares of iPrint’s common stock, of which Mr. Farros declined to accept 350,000.

The Company has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to certain executive officers of the Company to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that, in general, other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CO	MPENSATION COMMITTEE

Ed	ward C. Driscoll, Jr.
J.A	. Heidi Roizen

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Arthur Andersen, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors, two of whom, in the judgment of the Board, are “independent directors” as defined in the listing standards for The Nasdaq Stock Market. The third director, Mr. McCormick, is a non-employee director who, from October 1999 to January 2001, served as our chief financial officer, from November 1999 to January 2001, served as our secretary, and from May 2000 to January 2001, as our chief operating officer.

The Committee has discussed and reviewed with the auditors all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with Arthur Andersen, LLP, with and without management present, to discuss the overall scope of Arthur Andersen, LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AU	DIT COMMITTEE

Ed	ward C. Driscoll, Jr.
Jam	es McCormick
J.A	. Heidi Roizen

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s Common Stock with the cumulative total returns of the CRSP Total Return Index for the Nasdaq Stock Market and the JP Morgan H&Q Internet Index for the period commencing on March 8, 2000, the date of the Company’s initial public offering and ending on last fiscal year-end.(1)

Comparison of Cumulative Total Return From
March 8, 2000 through December 31, 2001(1):
iPrint, Nasdaq Market Index and JP Morgan H&Q Internet Index

	03/08/00	06/30/00	12/29/00	06/29/01	12/31/01
iPrint Technologies, inc.	$100.00	$31.15	$4.56	$4.06	$1.40
Nasdaq Stock Market (US Companies)	$100.00	$81.61	$50.29	$44.24	$39.90
JP Morgan H&Q Internet Index	$100.00	$79.93	$46.30	$42.23	$34.56

(1)
Assumes that $100.00 was invested on March 8, 2000 in the Company’s Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

The Company has an advance-notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 3073 Corvin Drive, Santa Clara, California 95051, no later than January 31, 2003 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2002 annual meeting of stockholders of iPrint other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By	order of the Board of Directors,

Wi	lliam P. Kaplan
Sec	retary

April     , 2002

Appendix A

FORM OF CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

iPRINT TECHNOLOGIES, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The undersigned hereby certifies that this amendment to the Third Amended and Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED:    That the Third Amended and Restated Certificate of Incorporation of the Company shall be amended, effective as of 8:30 a.m. Eastern Daylight Time on [                , 2002,](1) to effect a [1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19 or 1-for-20](2) reverse stock split;

RESOLVED FURTHER:    That to effect such reverse stock split, paragraph (A) of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Company shall be amended to read as follows:

“(A)  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 102,000,000, consisting 100,000,000 shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”) and 2,000,000 shares of Preferred Stock, par value one-tenth of one cent ($0.001) per share (the Preferred Stock”). Upon the filing of this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, each two, three, four, five, six, seven, eight, nine, ten, eleven, twelve, thirteen, fourteen, fifteen, sixteen, seventeen, eighteen, nineteen, or twenty issued and outstanding shares of the Corporation’s Common Stock (“Old Common Stock”) shall be automatically converted, reclassified and combined into one share of Common Stock. Any stock certificate that, immediately prior to the filing of this Certificate of Amendment represented shares of the Old Common Stock will, from and after the filing of this Certificate of Amendment, automatically and without the necessity of presenting the same for exchange, represent the number of Common Stock as equals the product of Old Common Stock represented by such certificate immediately prior to the filing of this Certificate of Amendment by [1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, 1-for-20].”

2.  The foregoing amendment has been approved by the stockholders of the Corporation at a duly held meeting of stockholders.

IN WITNESS WHEREOF, iPRINT TECHNOLOGIES, INC. has caused this certificate to be signed by its President and Chief Executive Officer this      day of                 , 2002.

iPR	INT TECHNOLOGIES, INC.

By	:
Na	me: Monte D. Wood
Tit	le: President and Chief Executive Officer

The following footnotes will not be part of the Certificate of Amendment as filed, but exist for explanatory purposes only:

(1)
By approving the proposed amendment, iPrint stockholders will be authorizing the board to implement the reverse split at any time on or before December 31, 2002 or to abandon the reverse split at any time. If the amendment has not been filed with the Delaware Secretary of State by the close of business on foregoing date, the iPrint board will either resolicit iPrint stockholder approval or abandon the reverse split.

(2)
iPrint’s board of directors has proposed amending Article IV(A) of iPrint’s certificate of incorporation to effect a reverse stock split in which the outstanding shares of common stock, referred to as “old common stock,” will be converted, reclassified and combined as a smaller number of shares of common stock, referred to as “new common stock,” by a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments containing the final reverse split ratio to be determined by iPrint’s board of directors, which shall have the right to abandon all other ratios or the amendment in its entirety itself. The exact ratio will be determined by iPrint’s board based on prevailing market conditions at the time the reverse stock split is effected. iPrint stockholders are being asked to approve a separate amendment to the certificate of incorporation corresponding to each of the possible reverse split ratios between two and twenty, with the board having the authority to give its final approval to only one of such amendments.

PROXY

iPrint Technologies, inc.

Proxy for the Annual Meeting of Stockholders
To be held on May 29, 2002

Solicited by the Board of Directors

      The undersigned hereby appoints Monte D. Wood and David Seltzer, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in iPrint Technologies, inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3073 Corvin Drive, Santa Clara, California 95051 at 10:00 a.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April [__], 2002 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

      THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE

[X] Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	To elect the following person as a Class II director to hold office for a three-year term and until his successor is elected and qualified:

Nominee: Edward C. Driscoll, Jr.

[ ] FOR [ ] WITHHELD

2.	To approve each of nineteen separate alternative amendments to the Company's certificate of incorporation to effect a reverse split of its outstanding Common Stock, by a ratio of 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19 or 1-for-20 (as if each amendment is being submitted as a separate proposal), with one of such amendments containing the final reverse split ratio to be determined by the Company's board of directors, which shall have the right to abandon any or all of such amendments.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

Please sign here. Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature: _____________________ Date: ___________________

Signature: _____________________ Date: ___________________